Exhibit 10(k)

Cooperation Agreement between Yellowstone (Hong Kong) Limited and
Westpark Holdings, LLC dated ?????, 2002


                       COOPERATION AGREEMENT

This Cooperation Agreement is entered into between WestPark Holdings, LLC (hereafter referred to as Westpark) and Yellowstone (Hong Kong) Limited (hereafter referred to as Yellowstone Hong
Kong) for the purpose of establishing a cooperative working relationship between both parties.

WestPark Holdings, LLC. agrees to license to Yellowstone Hong Kong the right to establish WestPark Hong Kong Limited as an affiliate of WestPark.

Establishment of WestPark Hong Kong.
Yellowstone Hong Kong will incorporate a new Limited Liability Company in Hong Kong called WestPark Hong Kong Limited (hereafter referred to as WestPark Hong Kong).

Yellowstone Hong Kong will be responsible for all costs and liabilities (including rental, facilities, traveling, regulatory issues and all other necessary expenses) in the establishment and operation of WestPark Hong Kong.

WestPark authorizes the use of its name for WestPark Hong Kong to use while this agreement is active. The agreement will be licensed on a month -to-month basis for an initial trial period of six months. At the end of six months both WestPark and Yellowstone Hong Kong agree to negotiate a longer renewal period such as year to year as mutually agreed by both parties.

Yellowstone Hong Kong alone is liable for all of his acts and the costs incurred in the conduct of business of WestPark Hong Kong. WestPark will not be responsible or liable for any act of Yellowstone Hong Kong or any costs incurred at anytime during the conduct and operation of WestPark Hong Kong.

Yellowstone Hong Kong based in Hong Kong will be the principal Asian contact for WestPark Hong Kong. Steven Rappaport based in Los Angeles will be the primary US based contact for WestPark Hong Kong.

WestPark agrees to circulate to WestPark Hong Kong all current deals for WestPark Hong Kong to determine if they can assist in it's financing or if the company's product line may have a market potential in Asia.

WestPark Hong Kong will have WestPark approve any and all marketing material prior to being implemented.


WestPark agrees to license Yellowstone Hong Kong rights to produce business cards with the name of WestPark Hong Kong as an affiliate of WestPark. Verbiage on business cards subject to approval by WestPark.

WestPark Hong Kong agrees to produce marketing brochures and websites in Chinese and English for marketing purposes in Asia. Verbiage on sites and brochures subject to final approval by West Park.

Should there be any disagreement between you and WestPark regarding the interpretation of the provisions of this letter, Yellowstone Hong Kong and WestPark agree to binding arbitration to resolve such dispute in the state of California.

Please indicate your agreement to this letter by signing in the space indicated and returning one copy to Westpark.


Dated: 21 March 2002


YELLOWSTONE (HONG KONG)
WESTPARK HOLDINGS, LLC.
LIMITED


By  /s/ King Kwok Yu                   By:  /s/ Richard A. Rappaport
   -------------------                     ---------------------------
King Kwok Yu                           Richard A. Rappaport
President & Managing Director          Chief Executive Officer